Exhibit 99.1

news release

Enbridge Energy Partners Increases Distribution and Reports Earnings for Third Quarter 2007

HOUSTON, October 29, 2007 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today announced it is increasing quarterly distributions to unitholders by $0.025 per unit to $0.95 per unit.  On an annual basis, the increase is $0.10 per unit, which raises the distribution to $3.80 per unit.  The increase is effective with the next distribution to be paid on November 14, 2007 to unitholders of record on November 6, 2007.  The Partnership also reported its most recent earnings results, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Net income	$77.3	$82.2	$185.0	$233.7
Net income per unit	0.75	1.03	1.87	3.11
Adjusted EBITDA	151.8	121.8	397.6	366.1
Adjusted net income	82.1	58.5	202.4	180.6
Adjusted net income per unit	0.81	0.70	2.07	2.34

Adjusted earnings reported above exclude the effect of noncash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s derivative transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standards No. 133.  (See Non-GAAP Reconciliations section below.)

“We’re pleased to have progressed to the point in the Partnership’s $5 billion capital expansion that we can start to increase distributions to our unitholders,” stated Terrance L. McGill, president of the Partnership’s management company and of its general partner.  “The distribution increase announced today is underpinned by improved base system performance and new assets commissioned over the past year, including two stages of the Clarity gas transmission system and several gas processing plant expansions.  The Partnership also has major projects scheduled for completion in each of the next three years.  Therefore, we should be in a position to further increase distributions over that time frame, while still dedicating a portion of anticipated incremental cash flow to financing our capital expansion program.”

“Increased utilization of our existing and new assets led to improved financial performance by the Partnership in the third quarter,” McGill continued.  “Our Natural Gas segment generated a 16 percent increase in operating income, primarily because we utilized our expanded plant capacity to capture very strong natural gas processing margins.  Our Liquids segment provided a 21 percent improvement in operating income, largely due to increased flow rates, including a 62,000 barrel per day increase in Lakehead System deliveries.  We expect the Partnership’s financial results will continue to improve as we complete the slate of expansion projects we have underway.”

For the third quarter of 2007, the Partnership reported progress on natural gas system projects, as follows:

•      The $635 million Clarity project in East Texas features a new 36-inch diameter, 700 MMcfd natural gas pipeline to move growing production from East Texas.  With the recent completion of Clarity Stage 2 facilities, the Partnership’s supply hub at Bethel, Texas, and its new 200 MMcfd treating plant at Marquez, Texas, are connected to four major third-party pipeline systems.  The final stage of the project, scheduled for completion in early 2008, will add another interstate connection and facilitate access to a number of wholesale-customer facilities, including power plants and refineries.  Current system throughput is approximately 200 MMcfd and is expected to ramp up to near capacity by the end of 2008.

•      The $30 million Weatherford Plant II was completed in September to add 35 MMcfd of natural gas processing capacity in North Texas.  The $40 million Weatherford Plant III is scheduled to add a further 40 MMcfd by year-end.  When this project is complete, the Partnership’s aggregate processing capacity will be approximately 1.22 billion cubic feet per day (Bcfd), compared with approximately 0.98 Bcfd at September 30, 2006.

•      On the East Texas System, a $47 million project to construct three hydrocarbon conditioning plants with an aggregate capacity of 600 MMcfd is on schedule.  Construction of the first two plants was completed in October and production is being ramped up; while the remaining plant is expected to be completed late this year.

The Partnership is also making progress on a number of significant crude oil transportation and storage projects.  Recent developments include:

•      The Southern Access Expansion Program of the Lakehead System is proceeding on schedule to add capacity for delivery of heavy crude oil to the Chicago area.  The first stage of the project will provide 190,000 barrels per day (bpd) of incremental capacity in early 2008 and the second stage will add 210,000 bpd in early 2009.  Recently revised estimates indicate the capital cost for the project will be approximately $2.1 billion.  Under a 30-year, full cost of service tariff agreement with shippers, 88 percent of the final capital cost will flow through to shipper rates.

•      The Partnership will undertake the U.S. portion of the Alberta Clipper project, which will add a new pipeline between Hardisty, Alberta, and Superior, Wisconsin, with initial capacity of 450,000 bpd.  The estimated cost is $1.0 billion (in 2007 dollars, excluding capitalized interest) and the target completion date is mid-2010.  A 15-year tariff agreement was finalized with shippers in June and will be filed with the Federal Energy Regulatory Commission (FERC) in 2008.  The pipeline will be expandable to 800,000 bpd through the addition of pumping stations.

•      The approximate $0.1 billion 30,000 bpd expansion of the North Dakota System is on schedule for completion by the end of this year.  Based on shipper requests, a further expansion of approximately 50,000 bpd is planned for in-service by the end of 2009.  Preliminary specifications would place the project cost at approximately $0.15 billion.

•      The final stages of a $0.1 billion project at the Cushing, Oklahoma, crude oil terminal are on track to add 1.8 million barrels of contract storage capacity by the end of this year.  When complete, the project will have added 5 million barrels of capacity since September 30, 2006; positioning the Partnership with a total of approximately 14 million barrels of contract storage at Cushing.

As part of its financing plan for the capital expansion, the Partnership issued $400 million of junior subordinated notes in September, which carry a fixed coupon rate of 8.05 percent for an initial 10-year term.  The notes are ascribed a 50 percent equity content by the debt rating agencies and, as such, represent a nominal $200 million of incremental equity.

Additionally, the Partnership reported in mid-October that it is selling its Kansas Pipeline System for $133 million in cash.  The sale is expected to close in November and net proceeds will be redeployed to assist in financing expansion projects.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Operating revenue	$1,710.9	$1,532.3	$5,162.3	$4,845.6
Operating expenses:
Cost of natural gas	1,430.8	1,265.9	4,390.7	4,099.2
Operating and administrative	103.8	95.1	306.6	256.3
Power	29.7	27.8	87.1	78.3
Depreciation and amortization	45.0	34.8	121.3	101.5
Operating income	101.6	108.7	256.6	310.3
Interest expense	23.4	28.5	70.2	84.0
Other income	0.4	2.0	2.3	7.4
Income before income tax expense	78.6	82.2	188.7	233.7
Income tax expense	1.3	—	3.7	—
Net income	$77.3	$82.2	$185.0	$233.7
Allocations to General Partner	9.4	8.7	26.4	23.1
Net income allocable to Limited Partners	$67.9	$73.5	$158.6	$210.6
Weighted average units (millions)	90.0	71.7	84.8	67.8
Net income per unit (dollars)	$0.75	$1.03	$1.87	$3.11

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the third quarter of 2007 with the third quarter of 2006.  The comparison refers to adjusted operating income, which excludes the impact of SFAS 133 gains and losses.  (See Non-GAAP Reconciliations section below.)

Adjusted Operating Income	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2007	2006	2007	2006
Liquids	$57.6	$47.4	$155.0	$148.9
Natural Gas	48.0	41.2	103.9	119.0
Marketing	0.3	(2.5)	17.4	(8.2)
Corporate	0.5	(1.1)	(2.3)	(2.5)
Adjusted operating income	$106.4	$85.0	$274.0	$257.2

Liquids — Third quarter operating income for the Liquids segment increased $10.2 million to $57.6 million, primarily due to higher systems utilization and higher tariffs.  Deliveries on the three Liquids systems increased nearly 5 percent as shown in the table below.  Tariffs were higher due to annual index rate increases that became effective July 1, 2007, and the annual tariff rate adjustments on April 1, 2007, for historical pipeline expansions known as the SEP II, Terrace and Facilities surcharges.  Operating income was also enhanced by contract storage fees from new crude oil tanks added at the Cushing terminal since the third quarter last year.  Lower operating costs stemming from property tax settlements and favorable oil measurement experience also positively contributed to operating income.  Partially offsetting these positive factors were higher expenditures associated with pipeline integrity management program, additional power costs due to higher utility rates, additional workforce-related expenses and depreciation resulting from expansions of the liquids systems.

Liquids Deliveries	Three Months Ended September 30,		Nine Months Ended September 30,
(thousand barrels per day)	2007	2006	2007	2006
Lakehead	1,512	1,450	1,524	1,480
Mid-Continent	255	244	248	247
North Dakota	100	89	97	90
Total	1,867	1,783	1,869	1,817

Natural Gas — Quarterly adjusted operating income for the Natural Gas segment was $48.0 million, an increase of $6.8 million over the same period in 2006.  The improvement was principally attributable to an increased contribution from natural gas processing, as the Partnership optimized its expanded processing plant capacity to capture very favorable processing margins during the quarter.  The Partnership was also successful in tying new gas production into its systems, particularly in North and East Texas.  As shown in the table below, throughputs on the three major natural gas systems increased by 8 percent.  These improvements were partially offset by variable operating costs that increased in line with higher systems throughput and completion of new Natural Gas facilities.

Natural Gas Throughputs	Three Months Ended September 30,		Nine Months Ended September 30,
(thousand MMBtu per day)	2007	2006	2007	2006
East Texas	1,158	1,062	1,162	998
Anadarko	594	588	588	573
North Texas	360	302	344	288
Total	2,112	1,952	2,094	1,859

Marketing — The Marketing segment reported adjusted operating income of $0.3 million in the third quarter, compared with a loss of $2.5 million in the third quarter of 2006.  The improvement resulted from increased access to preferred natural gas markets attributable to system expansions and other initiatives by the Partnership.

Partnership Financing — Interest expense decreased by $5.1 million, to $23.4 million for the third quarter.  Although debt balances and interest rates were higher than one year ago, the impact was more than offset by $12.5 million of interest capitalized to construction projects during the quarter, compared with $2.3 million in the year-ago quarter.  Weighted average units outstanding for the quarter increased to 90 million from 71.7 million units for the same period in 2006, reflecting the additional partners’ capital raised over the past year for expansions under construction.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.95 per share payable November 14, 2007 to shareholders of record on November 6, 2007.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on November 2, 2007.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Tuesday, October 30, 2007.  Interested parties may watch the live webcast at the link provided below.  A replay will be available shortly afterward.  Presentation slides and condensed unaudited financial statements are also available at the link below.

EEP Earnings Release:  www.enbridgepartners.com/Q

Alternate Webcast Link:  www.vcall.com/IC/CEPage.asp?ID=121778

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until November 13, 2007 by calling (877) 660-6853 and entering Conference Account: 286, ID: 257571.  An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow.  These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

Adjusted Earnings	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions except per unit amounts)	2007	2006	2007	2006
Net income	$77.3	$82.2	$185.0	$233.7
Noncash derivative fair value (gains) losses
—Natural Gas	7.7	(1.8)	13.4	0.1
—Marketing	(2.9)	(21.9)	4.0	(53.2)
Adjusted net income	82.1	58.5	202.4	180.6
Allocations to General Partner	(9.5)	(8.2)	(26.7)	(22.0)
Adjusted net income allocable to Limited Partners	72.6	50.3	175.7	158.6
Weighted average units (millions)	90.0	71.7	84.8	67.8
Adjusted net income per unit (dollars)	$0.81	$0.70	$2.07	$2.34

Natural Gas	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2007	2006	2007	2006
Operating income	$40.3	$43.0	$90.5	$118.9
Noncash derivative fair value losses	7.7	(1.8)	13.4	0.1
Adjusted operating income	$48.0	$41.2	$103.9	$119.0

Marketing	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2007	2006	2007	2006
Operating income	$3.2	$19.4	$13.4	$45.0
Noncash derivative fair value losses (gains)	(2.9)	(21.9)	4.0	(53.2)
Adjusted operating income (loss)	$0.3	$(2.5)	$17.4	$(8.2)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders.  The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized by generally accepted accounting principles.

Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited, dollars in millions)	2007	2006	2007	2006
Net cash provided by operating activities	$159.2	$62.9	$417.9	$229.9
Changes in operating assets and liabilities, net of cash acquired	(32.0)	34.5	(97.1)	57.3
Interest expense	23.4	28.5	70.2	84.0
Settlement of financial instruments	0.9	—	0.9
Income tax expense	1.3	—	3.7	—
Other	(1.0)	(4.1)	2.0	(5.1)
Adjusted EBITDA	$151.8	$121.8	$397.6	$366.1

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its 2006 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for the quarters in the current fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States.  Its principal crude oil system is the largest transporter of growing oil production from western Canada.  The system’s deliveries to refining centers in the U.S. Midwest account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region.  The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 15 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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